Exhibit 2.1
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (“Agreement”) is between Harris Spice Company Inc., a California corporation (“Buyer”), and Farmer Bros. Co., a Delaware corporation (“Seller”).
SECTION 1DEFINITIONS
Unless defined elsewhere in this Agreement, capitalized terms used in this Agreement will have the meanings ascribed to them in the attached Appendix A.
SECTION 2    ASSETS AND LIABILITIES

2.1
Assets. At the Closing, and except for the Retained Assets, Seller will sell to Buyer and Buyer will buy from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s personal property used or held for use exclusively in connection with the Business Division, whether tangible or intangible, wherever located, including but not limited to:

(a)
Seller’s processing and packing equipment and parts and sieves used or held for use exclusively in connection with the Business Division (including, without limitation, the items identified on Schedule 2.1(a));

(b)
Seller’s trademarks, trade names, domain names and websites used or held for use exclusively in connection with the Business Division and set forth on Schedule 4.7, but excluding any and all intellectual property assets that incorporate Seller’s name or other trademarks or trade names used exclusively in Seller’s direct store delivery business;

(c)	Seller’s contract rights under (i) all Approved Sales Orders, (ii) all Approved Purchase Orders, and (iii) any other agreements listed on Schedule 2.1(c) (collectively, the “Assigned Contracts”);

(d)	Seller’s customer list for the Business Division;

(e)	Seller’s licenses, certificates and other governmental approvals used or held for use exclusively in connection with the Business Division but only to the extent that they are freely transferable; and

(f)	all goodwill and going concern value of the Business Division.

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2.2	Retained Assets. Except for the Assets, Seller is retaining all of its assets, whether tangible or intangible, wherever located, including but not limited to:

(a)
all of Seller’s real and personal property used or held for use in connection with any other business division of Seller other than the Business Division, whether tangible or intangible, wherever located;

(b)	Seller’s cash and cash equivalents;

(c)	Seller’s accounts receivable;

(d)	Seller’s rights to prepaid expenses, deposits, refunds, and offsets;

(e)	Seller’s inventories, including finished goods, work-in-process, packaging and raw materials used or held for use or sale exclusively in connection with the Business Division;

(f)	Seller’s assets used exclusively and solely in Seller’s direct store delivery business;

(g)	Seller’s real property assets;

(h)	Seller’s molds, dies, plates and designs used or held for use exclusively in connection with the Business Division;

(i)	Seller’s assets listed on Schedule 2.2(i);

(j)	Seller’s minute books and stock records;

(k)	all claims that Seller may have for tax refunds;

(l)	Seller’s personnel and other records that Seller is required by law to retain;

(m)	Seller’s rights under any Employee Plan, together with the assets of any Employee Plan;

(n)	all claims, actions, proceedings, damages, liabilities, and expenses of every kind that Seller may have against or be able to recover from Buyer relating to the Transaction; and

(o)	Seller’s rights under this Agreement and the other agreements and documents relating to the Transaction.

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2.3	Assumed Liabilities. At the Closing, Buyer will assume the following liabilities and obligations of Seller in connection with the Business Division:

(a)
Seller’s liabilities and obligations to customers of the Business Division incurred in the ordinary course of the Business Division for the delivery of orders that are outstanding and not delinquent as of the Closing Date; and

(b)	Seller’s liabilities and obligations arising after the Closing Date under the Assigned Contracts, but not including Seller’s liabilities and obligations arising out of or resulting from:

(1)	Seller’s breach of an Assigned Contract;

(2)	a contract included in the Assets to which Seller became a party in breach of Section 6.1(a); or

(3)	any employment, severance, or termination agreement with any current or former employee of Seller.

2.4
Retained Liabilities. Except for the Assumed Liabilities, Buyer will not assume any of Seller’s liabilities and obligations of any kind to any person, whether known or unknown, including but not limited to:

(a)	Seller’s liabilities and obligations arising out of or resulting from the ownership of the Assets and the ownership and operation of the Business Division before the Closing;

(b)
Seller’s liabilities and obligations to any employee of Seller arising out of or resulting from the employee’s service as an employee of Seller through the close of business on the Closing Date, whether or not the employee is hired by Buyer;

(c)	Seller’s liabilities and obligations under any Employee Plan;

(d)	Seller’s liabilities and obligations under this Agreement and the other agreements and documents relating to the Transaction; and

(e)	Seller’s liabilities and obligations arising out of or resulting from any act or omission of Seller after the Closing.

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SECTION 3    PURCHASE PRICE

3.1	Purchase Price. The purchase price for the Assets and for the covenants of Seller in the Transaction is:

(a)	$6,000,000.00;
PLUS

(b)	the Earnout Amount, if applicable;
PLUS

(c)	the assumption of the Assumed Liabilities.

3.2	Payment. Buyer will pay the purchase price for the Assets as follows:

(a)	at the Closing, Buyer will pay Seller $6,000,000.00 in cash by wire transfer to the account specified by Seller;

(b)	Buyer will cause the Earnout Amount to be paid to Seller in cash in accordance with Section 3.3; and

(e)	at the Closing, Buyer will assume the Assumed Liabilities.

3.3	Earnout.

(a)	On the terms of this Section 3.3, Buyer will pay Seller an amount (“Earnout Amount”) equal to the lesser of:

(1)	15% of Institutional Spice Sales during the three years following the Closing Date; or

(2)	$5,000,000.00 (the “Earnout Cap”).

(b)
“Institutional Spice Sales” means the gross sales, net of returns, and discounts, by Buyer and any affiliate of Buyer of the products identified on Schedule 3.3(b)-1 to entities that were customers of the Business Division during the period of July 1, 2013 to June 30, 2015 as set forth on Schedule 3.3(b)-1, together with the affiliates, successors or assignees of such customers, but excluding sales to Seller and its affiliates; provided, however, that the amount otherwise determined pursuant to the foregoing definition to be owing with respect to a customer that, as indicated on Schedule 3.3(b)-1, was a common customer of Buyer and Seller prior to Closing, shall be shared between Buyer and Seller in accordance with the sharing ratio indicated on such Schedule for such customer. If the price historically charged to a customer by Seller for products prior to Closing is renegotiated

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by Buyer after Closing to include trucking costs, then Institutional Spice Sale will not include the amount of such trucking costs. Buyer will promptly notify Seller of any such pricing adjustment.

(c)
Within 60 days after the first anniversary of the Closing Date, Buyer will deliver to Seller Buyer’s calculation of Institutional Spice Sales for the 12-month period following the Closing Date and the Earnout Amount payable to Seller with respect to such period (“First Year Earnout Calculation”). Subject to Section 3.3(f), concurrent with the delivery of First Year Earnout Calculation, Buyer will pay Seller an amount equal to the Earnout Amount set forth in the First Year Earnout Calculation except to the extent that such amount would exceed $5,000,000. Such payment will be wired to the account specified by Seller.

(d)
Within 60 days after the second anniversary of the Closing Date, Buyer will deliver to Seller Buyer’s calculation of Institutional Spice Sales for the second 12-month period following the Closing Date and the Earnout Amount payable to Seller with respect to such period (“Second Year Earnout Calculation”). Subject to Section 3.3(f), concurrent with the delivery of Second Year Earnout Calculation, Buyer will pay Seller an amount equal to the Earnout Amount payable to Seller set forth in the Second Year Earnout Calculation except to the extent that such amount, plus the amounts previously paid by Buyer pursuant to this Section 3.3, would exceed $5,000,000. Such payment will be wired to the account specified by Seller.

(e)
Within 60 days after the third anniversary of the Closing Date, Buyer will deliver to Seller Buyer’s calculation of Institutional Spice Sales for the third 12-month period following the Closing Date and the Earnout Amount payable to Seller with respect to such period (“Third Year Earnout Calculation”). Subject to Section 3.3(f), concurrent with the delivery of Third Year Earnout Calculation, Buyer will pay Seller an amount equal to the Earnout Amount payable to Seller set forth in the Third Year Earnout Calculation except to the extent that such amount, plus the amounts previously paid by Buyer pursuant to this Section 3.3, would exceed $5,000,000. Such payment will be wired to the account specified by Seller.

(f)
If the Buyer has not collected the full amount of the Institutional Spice Sales used for purposes of calculating the Earnout Amount when such payment is otherwise due, then Buyer will withhold a percentage of the Earnout Amount equal to the percentage of the uncollected Institutional Spice Sales. As Buyer collects the Institutional Spice Sales that were previously uncollected, Buyer will promptly pay Seller the withheld portion of the Earnout Amount. Upon request by Seller, Buyer will provide Seller with access to its books and records to verify the payment status of any uncollected Institutional Spice

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Sales. Buyer further agrees to use commercially reasonable collection efforts to collect all of the Institutional Spice Sales.

(g)
Following its receipt of each of the First Year Earnout Calculation, the Second Year Earnout Calculation, and the Third Year Earnout Calculation, respectively, Seller will have a period of 45 days to review such calculation. Buyer will provide Seller and Seller’s professional advisors with access to such documents and records as Seller may reasonably request to verify the accuracy of such calculations. If Seller does not deliver a written objection notice to Buyer with such 45-day review period, such calculation will become binding on the parties and used to compute the Earnout Amount.

(h)
If Seller objects in writing (which objection must set forth in reasonable detail the grounds for the objection) to the First Year Earnout Calculation, the Second Year Earnout Calculation, and the Third Year Earnout Calculation, as applicable, within the 45-days following its receipt of such calculations, the parties will attempt to resolve the dispute over such calculation during the 30 days following delivery of the Seller’s objection. If the parties are unable to resolve their dispute within such 30-day period:

(1)	the parties will submit the issues remaining in dispute to an independent public accountant mutually agreeable to the parties;

(2)	each of Seller and Buyer will furnish the independent accountant with any documents and information that the independent accountant may request;

(3)	each of Seller and Buyer may present to the independent accountant any additional documents and information relating to the disputed issues;

(4)
in resolving any disputed item, the independent accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party;

(5)	absent manifest error the independent accountant’s resolution of the disputed issue will be binding on the parties and used to compute the Earnout Amount;

(6)
if the independent accountant’s resolution of the disputed issue results in an increase in the Earnout Amount previously paid by Buyer, Buyer will pay the difference plus interest (calculated from the date that the Earnout Amount was previously paid by Buyer) at an annualized rate of 7% in cash by wire transfer to the account specified by Seller within five business days following independent accountant’s resolution of

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the disputed issue, except to the extent that such amount, plus the amounts previously paid by Buyer pursuant to this Section 3.3, would exceed $5,000,000;

(7)
if the independent accountant’s resolution of the disputed issue results in a decrease in the Earnout Amount previously paid by Buyer, Seller will pay the difference plus interest (calculated from the date that the Earnout Amount was previously paid by Buyer) calculated at an annualized rate of 7% in cash by wire transfer to the account specified by Buyer within five business days following independent accountant’s resolution of the disputed issue; and

(8)	each of Seller and Buyer will pay 50% of the independent accountant’s fees, costs, and expenses.

3.4
Allocation. The purchase price for the Assets will be allocated as set forth on Schedule 3.4. After the Closing, the parties will use the allocations set forth on Schedule 3.4 on each applicable tax return and report filed with a taxing authority. Each of Seller and Buyer will comply with Section 1060 of the Code and, if applicable, use commercially reasonable efforts to file a consistent Internal Revenue Service Form 8594.

SECTION 4    REPRESENTATIONS AND WARRANTIES OF SELLER
Except for the express representations and warranties in this Agreement, Seller expressly excludes all warranties with respect to the Transaction, express and implied, including but not limited to the warranty of merchantability, the warranty of fitness for a particular purpose, and any warranties that may have arisen from course of dealing or usage of trade. Seller represents and warrants to Buyer as follows as of the date hereof and as of the Closing.

4.1	Organization. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware.

4.2
Authority. Seller has full corporate power and authority to sign and deliver this Agreement and to perform all of Seller’s obligations under this Agreement. Seller has full corporate power and authority to operate the Business Division as it is now being conducted and to own and use the Assets.

4.3
Binding Obligation. This Agreement is the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

4.4	No Conflicts. Except as otherwise provided on Schedule 4.4, the signing and delivery of this Agreement by Seller and the performance by Seller of all of Seller’s

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obligations under this Agreement (including, without limitation, assigning the Assigned Contracts to Buyer) will not:

(a)	conflict with Seller’s articles of incorporation or bylaws;

(b)	breach any agreement to which Seller is a party, or give any person the right to accelerate any obligation of Seller;

(c)	violate any law, judgment, or order to which Seller is subject; or

(d)	require the consent, authorization, or approval of any person, including but not limited to any governmental body.

4.5	Financial Statements. Seller delivered to Buyer the profit and loss statement for the Business Division listed on Schedule 4.5 and that statement:

(a)	fairly presents the results of operations of the Business Division as of the periods specified;

(b)	was prepared in accordance with generally accepted accounting principles;

(c)	reflects the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the financial statements; and

(d)	was prepared in accordance with the books of account and records of Seller.

4.6	Tangible Personal Property. Except as otherwise provided on Schedule 4.6:

(a)	each tangible personal property Asset with a value of over $1,000.00 is in good repair and operating condition, reasonable wear and tear excepted; and

(b)	each tangible personal property Asset is in Seller’s possession and is located at Seller’s facility.

4.7	Intellectual Property.

(a)	Schedule 4.7 contains a complete list of:

(1)	each trademark that Seller has registered and uses exclusively in connection with the Business Division;

(2)	each tradename that Seller has registered and uses exclusively in connection with the Business Division; and

(3)	each Internet domain name that Seller has registered and uses exclusively in connection with the Business Division.

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(b)	Except as otherwise provided on Schedule 4.7:

(1)	Seller has not and is not alleged to have infringed the patent, trademark, copyright, or tradename rights of any person;

(2)	Seller has not and is not alleged to have misappropriated, misused, or improperly disclosed the trade secrets or confidential or proprietary information of any person; and

(3)	to Seller’s Knowledge, no trade secret or confidential or proprietary information of Seller has been appropriated, used, or disclosed for the benefit of any other person or to the detriment of Seller.

4.8
Title to Assets; Sufficiency of Equipment. Except as otherwise provided on Schedule 4.8, Seller has and upon Closing will convey to Buyer good and marketable title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The production processing equipment included in the Assets represents all the production processing equipment that is necessary for the continued production by the Business Division of goods after the Closing in substantially the same manner as such production was conducted immediately prior to the Closing.

4.9
No Material Adverse Change. Since January 28, 2015, no material adverse change in the business, results of operations, condition (financial or otherwise) or the Assets has occurred, and Seller has operated the Business Division in the ordinary course of its business.

4.10	Contracts.

(a)
Schedule 4.10(a) contains a complete list of – and, if written, Seller has delivered to Buyer a complete and accurate copy of – each of the following contracts to which Seller is a party and that relate solely to the Business Division:

(1)	each contract involving the payment of more than $100,000.00 by or to Seller;

(2)	each contract that may not be terminated by Seller upon 30 or fewer days’ notice for any or no reason without any additional liability arising out of or resulting from the termination;

(3)	each contract by which any person (other than an employee of Seller or any of its affiliates) is required maintain the confidentiality of information of the Business Division; and

(4)	each warranty, guaranty, or other similar representation made by Seller to any customer or supplier of Seller other than in the ordinary course of Seller’s business.

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(b)	Except as otherwise provided on Schedule 4.10(b):

(1)	Seller is not in breach or default of any contract listed on Schedule 4.10;

(2)	to Seller’s Knowledge, no other person that is a party to a contract listed on Schedule 4.10 is in breach or default of such contract;

(3)	no contract listed on Schedule 4.10 has become invalid or unenforceable; and

(4)	Seller has not received any notice from any person regarding any actual, alleged, or potential failure by Seller to comply with the terms and conditions of any contract listed on Schedule 4.10.

4.11
Compliance With Laws. Except as otherwise provided on Schedule 4.11, Seller has complied with all applicable laws during the 3-year period before the date of this Agreement that relate to the Business Division.

4.12
Legal Proceedings. Schedule 4.12 contains a complete list of each action, arbitration, audit, hearing, investigation, litigation, suit, or other proceeding that relate to the Business Division and that is pending or, to Seller’s Knowledge, threatened against Seller.

4.13	Orders. Schedule 4.13 contains a complete list of each judgment or order to which Seller is subject that relate to the Business Division.

4.14
No Brokers or Finders. Seller has not incurred any liability or obligation – whether contingent or otherwise – for a brokerage commission, a finder’s fee, or any other similar payment in connection with the Transaction.

4.15
Complaints and Returns. Seller maintains, and has delivered to Buyer a copy of, complete and accurate logs reflecting (a) all complaints received by Seller in the past two years with respect to good sold by the Business Division and (b) all returns of goods sold by the Business Division during such period.

4.16
Customers and Suppliers. To the Knowledge of Seller, no customer or supplier of the Business Division intends to cancel or materially change the terms of any contract with Seller or to materially alter its purchase or supply of goods from or to the Business Division. Seller has not had any dispute with a customer or supplier of the Business Division involving more than $100,000 in the past year.

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SECTION 5    REPRESENTATIONS AND WARRANTIES OF BUYER
Except for the express representations and warranties in this Agreement, Buyer expressly excludes all warranties with respect to the Transaction, express and implied.
Buyer represents to Seller as follows:

5.1	Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of California.

5.2	Authority. Buyer has full power and authority to sign and deliver this Agreement and to perform all of Buyer’s obligations under this Agreement.

5.3
Binding Obligation. This Agreement is the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

5.4
No Conflicts. Except as otherwise provided on Schedule 5.4, the signing and delivery of this Agreement by Buyer and the performance by Buyer of all of Buyer’s obligations under this Agreement will not:

(a)	conflict with Buyer’s articles of incorporation or bylaws;

(b)	breach any agreement to which Buyer is a party, or give any person the right to accelerate any obligation of Buyer;

(c)	violate any law, judgment, or order to which Buyer is subject; or

(d)	require the consent, authorization, or approval of any person, including but not limited to any governmental body.

5.5	Legal Proceedings. No action, arbitration, audit, hearing, investigation, litigation, suit, or other proceeding is pending or, to Buyer’s Knowledge, threatened against Buyer that:

(a)	involves any challenge to or seeks any damages or other relief in connection with the Transaction; or

(b)	may have the effect of prohibiting, delaying, or imposing material limitations or conditions on the Closing.

5.6
No Brokers or Finders. Buyer has not incurred any liability or obligation – whether contingent or otherwise – for a brokerage commission, a finder’s fee, or any other similar payment in connection with the Transaction.

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5.7
Qualified Person for Partial Sales and Use Tax Exemption. Buyer is primarily engaged in those lines of business described in Codes 311423, 311942, and 311999 of the North American Industry Classification System (NAICS) published by the United States Office of Management and Budget (OMB), 2012. Buyer is a “qualified person” within the meaning of Cal. Rev. & Tax. Code § 6377.1(b)(6).

SECTION 6    COVENANTS OF SELLER BEFORE CLOSING
Seller covenants to Buyer as follows:

6.1	Seller’s Business. Until the Closing:

(a)	Seller will operate the Business Division only in the ordinary course of the Business Division;

(b)	Seller will use commercially reasonable efforts to preserve Seller’s relations and goodwill with the Business Division’s customers, suppliers, and employees;

(c)	Seller will use commercially reasonable efforts to keep the tangible Assets in good repair and operating condition, reasonable wear and tear excepted; and

(d)	Seller will materially perform all of Seller’s liabilities and obligations under all contracts to which Seller is a party that relate to the Business Division.

6.2	Notification. Until the Closing, Seller will promptly notify Buyer if Seller obtains Knowledge of:

(a)	any material change in the Business Division;

(b)	any material loss or damage with respect to any Asset with a value over $5,000.00, whether or not the loss or damage is covered by insurance;

(c)	any breach by Seller of any representation or warranty in Section 4;

(d)
the occurrence after the date of this Agreement of any fact or condition that would cause Seller to breach any representation or warranty in Section 4 if the representation or warranty were made as of the date of the occurrence;

(e)	any breach by Seller of any covenant in this Section 6; or

(f)	any event that makes the satisfaction of any condition in Section 8 impossible or unlikely.

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6.3	Exclusivity. Unless this Agreement is terminated:

(a)	Seller will negotiate exclusively with Buyer concerning the sale of the Assets;

(b)	Seller will not, through any representative or otherwise:

(1)	provide any information or make any proposal or request to any other person concerning an acquisition of substantially all or any material portion of the Assets; or

(2)	solicit, discuss, consider, or accept any proposal or request from any other person concerning such an acquisition; and

(c)
Seller will promptly notify Buyer if Seller or any shareholder of Seller receives any proposal or request from any other person concerning an acquisition of substantially all or any material portion of the Assets.

6.4
Filings and Notices. Seller will make all filings and give all notices that Seller is required to make and give to close the Transaction. Seller will cooperate with Buyer with respect to all filings and notices that Buyer is required to make and give to close the Transaction.

6.5
Consents. Seller will use commercially reasonable efforts to obtain all consents, authorizations, and approvals that Seller is required to obtain to close the Transaction. Seller will cooperate with Buyer with respect to all consents, authorizations, and approvals that Buyer is required to obtain to close the Transaction and to conduct business immediately after the Transaction.

6.6	Conditions. Seller will use commercially reasonable efforts to cause the conditions in Section 8 to be satisfied.

6.7
Access to Information. Seller shall afford Buyer and its representatives reasonable access to and the right to inspect all of the properties, assets, premises, and other documents and data related to the Business Division.

6.8
Customer Data. As soon as practicable after the date hereof, Seller shall electronically transmit to Buyer in the format currently maintained by Seller all master data for Seller’s customers. Seller agrees that Buyer may use such data to build and complete its ERP system with respect to the post-Closing operation of the Business Division unless the Closing does not occur in which case Buyer will promptly return all such master data to Seller.

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SECTION 7    COVENANTS OF BUYER BEFORE CLOSING
Buyer covenants to Seller as follows:

7.1
Filings and Notices. Buyer will use commercially reasonable efforts to make all filings and give all notices that Buyer is required to make and give to close the Transaction. Buyer will cooperate with Seller with respect to all filings and notices that Seller is required to make and give to close the Transaction.

7.2
Consents. Buyer will use commercially reasonable efforts to obtain all consents, authorizations, and approvals that Buyer is required to obtain to close the Transaction. Buyer will cooperate with Seller with respect to all consents, authorizations, and approvals that Seller is required to obtain to close the Transaction.

7.3	Conditions. Buyer will use commercially reasonable efforts to cause the conditions in Section 9 to be satisfied.
SECTION 8    CONDITIONS TO BUYER’S CLOSING OBLIGATIONS
Buyer’s obligation to close the Transaction is subject to the satisfaction of the following conditions:

8.1	Accuracy of Representations and Warranties.

(a)
Each of Seller’s representations and warranties in Section 4 must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date.

(b)
Each of the representations and warranties of Seller in the following sections must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date: Sections 4.1, 4.2, 4.3, 4.8 and 4.9.

8.2	Performance of Covenants. Seller must have performed and complied with each of Seller’s covenants in Section 6 in all material respects.

8.3	Closing Documents. Seller must have caused the following items to be delivered to Buyer:

(a)	the items set forth in Section 10.2;

(b)	the Transitional Co-Packaging Supply Agreement signed by Seller;

(c)	the Supply Agreement signed by Seller;

(d)	for each Encumbrance on an Asset that is not a Permitted Encumbrance, a release thereof from the applicable secured party, and, if applicable, an

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amendment to financing statement evidencing the termination of such Encumbrance on the Assets; and

(e)	any other documents that Buyer may reasonably request to evidence:

(1)	the accuracy of Seller’s representations and warranties in Section 4;

(2)	Seller’s performance of and compliance with Seller’s covenants in Section 6; or

(3)	the satisfaction of any condition in this Section 8.

8.4	Consents. The consents, authorizations, and approvals set forth on Schedule 8.4 must have been obtained.

8.5	No Legal Proceedings. No action, arbitration, audit, hearing, investigation, litigation, suit, or other proceeding must be pending or have been threatened against Buyer or Seller that:

(a)	involves any challenge to or seeks any damages or other relief in connection with the Transaction; or

(b)	may have the effect of prohibiting, delaying, or imposing material limitations or conditions on the Closing.

8.6
No Conflict. The Closing must not violate any law, judgment, or order to which Buyer or Seller is subject. No judgment or order of any governmental authority or arbitrator must be in effect as of the Closing Date that prohibits the Closing.

8.7
Lender Release. The Administrative Agent for Seller’s Credit Facility, JP Morgan Chase Bank, N.A., consents to the Transaction, releases its Encumbrances on the Assets and agrees to file promptly following the Closing a UCC-3 amendment to evidence its release of its Encumbrances on the Assets covered by its UCC-1 financing statement (it being agreed by Seller that it shall cause a copy of the filed UCC to be promptly sent to Buyer and its lender, Wells Fargo).

8.8
No Material Adverse Change. From the date of this Agreement, no material adverse change in the business, results of operations, condition (financial or otherwise) or assets of the Business Division shall have occurred.

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SECTION 9    CONDITIONS TO SELLER’S CLOSING OBLIGATIONS
Seller’s obligation to close the Transaction is subject to the satisfaction of the following conditions:

9.1	Accuracy of Representations and Warranties.

(a)
Each of Buyer’s representations and warranties in Section 5 must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date.

(b)	Each of the following representations and warranties of Buyer must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date:

(1)	the “Authority” representation and warranty in Section 5.2; and

(2)	the “Binding Obligation” representation and warranty in Section 5.3.

9.2	Performance of Covenants. Buyer must have performed and complied with each of Buyer’s covenants in Section 7 in all material respects.

9.3	Closing Documents. Buyer must have caused the following items to be delivered to Seller:

(a)	the items set forth in Section 10.3;

(b)	the Transitional Co-Packaging Supply Agreement signed by Buyer;

(c)	the Supply Agreement signed by Buyer; and

(d)	any other documents that Seller may reasonably request to evidence:

(1)	the accuracy of Buyer’s representations and warranties in Section 5;

(2)	Buyer’s performance of and compliance with Buyer’s covenants in Section 7; or

(3)	the satisfaction of any condition in this Section 9.

9.4	Consents. The consents, authorizations, and approvals set forth on Schedule 9.4 must have been obtained.

9.5	No Conflict. No judgment or order of any governmental authority or arbitrator must be in effect as of the Closing Date that prohibits the Closing.

9.6	Master Data. No less than two weeks shall have elapsed since Seller’s full compliance with its obligations under Section 6.8.

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SECTION 10    CLOSING

10.1
Closing. The Closing shall occur via electronic exchange of signatures on the third (3rd) business day after the conditions set forth in Sections 8 and 9 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions at the Closing) or at such other time as shall be agreed upon by Buyer and Seller.

10.2	Obligations of Seller. Seller will deliver the following items to Buyer at the Closing:

(a)	a bill of sale signed by Seller for the transfer of all of the tangible personal property Assets, in form and substance reasonably satisfactory to Buyer;

(b)
an assignment of intellectual property rights agreement signed by Seller for the assignment of the intellectual property Assets described in Section 2.1(c), in form and substance reasonably satisfactory to Buyer;

(c)	an assignment and assumption agreement signed by Seller for the assignment of rights in connection with the Assumed Liabilities and for the assumption of the Assumed Liabilities;

(d)	an instrument of assignment for the Assigned Contracts signed by Seller, in form and substance reasonably satisfactory to Buyer;

(e)	such other deeds, bills of sale, certificates of title, assignments, and other documents that Buyer may reasonably request for the Transaction, in form and substance reasonably satisfactory to Buyer;

(f)	a certificate signed by Seller certifying to Buyer that:

(1)	each of the representations and warranties set forth in Section 4 was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date; and

(2)	Seller has performed and complied with each of the covenants set forth in Section 6 in all respects;

(g)	a certificate signed by the secretary of Seller certifying:

(1)	that the articles of incorporation and bylaws of Seller attached to the certificate are complete and accurate as of the Closing Date;

(2)	that the resolutions of the board of directors of Seller authorizing the Transaction, copies of which are attached to the certificate, are in full force and effect as of the Closing Date; and

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(3)	to the incumbency and signatures of the officers of Seller signing this Agreement and any other agreement or document relating to the Transaction; and

(h)
possession of the Assets (it being acknowledged by the parties, however, that Buyer is leasing back certain Assets following the Closing in accordance with the Transitional Co-Packaging Supply Agreement).

10.3	Obligations of Buyer. Buyer will deliver the following items to Seller at the Closing:

(a)	a wire transfer of the amount to be paid by Buyer at Closing pursuant to Section 3.2;

(b)	a bill of sale signed by Buyer for the transfer of all of the tangible personal property Assets;

(c)	an assignment of intellectual property rights agreement signed by Buyer for the assignment of all of the intellectual property Assets described in Section 2.1(c);

(d)
an assignment and assumption agreement signed by Buyer for the assignment of rights in connection with the Assumed Liabilities and for the assumption of the Assumed Liabilities, in form and substance reasonably satisfactory to Seller;

(e)	a certificate signed by the secretary of Buyer certifying:

(1)	that the articles of incorporation and bylaws of Buyer attached to the certificate are complete and accurate as of the Closing Date;

(2)	that the resolutions of the board of directors of Buyer authorizing the Transaction, copies of which are attached to the certificate, are in full force and effect as of the Closing Date; and

(3)	to the incumbency and signatures of the officers of Buyer signing this Agreement and any other agreement or document relating to the Transaction.

(f)
A State of California Board of Equalization Partial Exemption Certificate for Manufacturing, Research and Development Equipment (Section 6377.1) signed by Buyer in form and substance acceptable to Seller.

SECTION 11    COVENANTS OF SELLER AFTER CLOSING

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Seller covenants to Buyer as follows:

11.1
Retained Liabilities. Seller will pay and perform the Retained Liabilities in their entirety, provided that Seller will have the right to contest and compromise any Retained Liability in Seller’s reasonable discretion. If any Retained Liabilities are not so paid, or if failure to make any payments would impair Buyer’s use or enjoyment of the Assets or conduct of the Business Division, then Buyer may, at any time after the Closing Date, elect to make such payments directly (but shall have no obligation to do so) and obtain indemnification hereunder.

11.2	Misdirected Payments. Seller will promptly remit to Buyer any misdirected funds received by Seller as payment for Buyer’s accounts receivable.

11.3
Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction shall be paid by Seller when due. Seller shall have a right of reimbursement for 50% of such amounts as provided in and subject to the conditions of Section 12.3.

11.4
Recipe License. Seller hereby grants to Buyer a royalty-free, perpetual license to use any recipes that Seller owns and uses in the manufacture of the products produced exclusively by the Business Division for its institutional spice customers. For the avoidance of doubt, this license does not include the right to use the recipes that Seller owns and uses in the manufacture of its private label products according to Seller’s own specifications for Seller’s further sale to customers of Seller’s direct store delivery network.

SECTION 12    COVENANTS OF BUYER AFTER CLOSING
Buyer covenants to Seller as follows:

12.1
Assumed Liabilities. After the Closing, Buyer will pay and perform the Assumed Liabilities in their entirety, provided that Buyer will have the right to contest and compromise any Assumed Liability in Buyer’s reasonable discretion.

12.2	Misdirected Payments. Buyer will promptly remit to Seller any misdirected funds received by Buyer as payment for Seller’s accounts receivable.

12.3
Transfer Taxes. Upon written request and receipt of evidence of payment thereof, Buyer shall reimburse Seller for 50% of all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (excluding any penalties and interest) incurred and paid by Seller in connection with this Agreement and the Transaction.

12.4	Partial Sales and Use Tax Exemption. Buyer will not remove any “qualified tangible personal property” (as defined in Cal. Rev. & Tax. Code § 6377.1) that is

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included in the Assets (“Qualified Tangible Personal Property”) from the State of California for a period of one year following the Closing Date. Buyer will not convert or use the Qualified Tangible Personal Property in a matter that would result in such Qualified Tangible Personal Property to not qualify for the partial exemption from sales and use taxes set forth in Cal. Rev. & Tax. Code § 6377.1.
SECTION 13    ADDITIONAL PROVISIONS
The following provisions are incorporated by reference into this Section 13:

(a)	the Noncompetition Provisions attached as Appendix B; and

(b)	the Nondisclosure Provisions attached as Appendix C.
SECTION 14    INDEMNIFICATION

14.1
Survival. All representations, warranties, covenants, and other obligations in this Agreement and all other agreements and documents relating to the Transaction will survive the Closing, except as otherwise provided in Section 14.3.

14.2
Seller’s Indemnification. If the Closing occurs, and subject to the provisions of this Section 14, Seller will defend and indemnify Buyer and each present and future shareholder, director, member, manager, partner, officer, and authorized representative of Buyer for, from, and against any and all claims, actions, proceedings, damages, liabilities, and expenses of every kind, whether known or unknown (including but not limited to reasonable attorney’s fees) (“Damages”), resulting from or arising out of:

(a)	Seller’s breach of any representation, warranty, covenant, or other obligation of Seller in this Agreement or any other agreement or document relating to the Transaction; or

(b)	any Retained Asset or Retained Liability.

14.3	Limitations on Seller’s Liability.

(a)	If the Closing occurs, and subject to Section 14.3(b), Seller will have no liability to Buyer or any other person for indemnification or otherwise with respect to:

(1)
any claim that arises out of or results from a breach of any representation or warranty in Section 4 or any covenant in Section 6, unless Buyer notifies Seller of the claim and specifies in reasonable detail the facts giving rise to the claim within two years after the Closing Date;

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(2)
any claim that arises out of or results from a breach of any representation or warranty in Section 4 if such representation or warranty was accurate on the date of this Agreement but due to events occurring after the date of this Agreement became materially inaccurate as of the Closing and Buyer expressly waived such breach as a closing condition under Section 8.1;

(3)
any claim that arises out of or results from a breach of any representation or warranty in Section 4, if the aggregate liability for the claim (together with any related claims) is less than $10,000.00;

(4)
all claims that arise out of or result from a breach of any representation or warranty in Section 4 that are not barred by Section 14.3(a)(3), unless the aggregate liability for such claims exceeds $90,000.00, and then only to the extent that the aggregate liability for such claims exceeds $90,000.00; or

(5)
claims that arise out of or result from a breach of any representation or warranty in Section 4 to the extent that Seller’s aggregate liability for all claims that arise out of or result from a breach of any representation or warranty in Section 4 exceeds $2,000,000.00.

(b)	The limitations on Seller’s liability in this Section 14.3 will not apply with respect to a claim that arises out of or results from:

(1)	Seller’s failure to pay or perform any Retained Liability or any covenant; or

(2)	a breach of any representation or warranty contained in Sections 4.1, 4.2, 4.3, 4.8 or 4.13 or based on fraud or intentional misrepresentation.

14.4
Buyer’s Indemnification. If the Closing occurs, and subject to the provisions of this Section 14, Buyer will defend and indemnify Seller and each present and future shareholder, director, member, manager, partner, officer, and authorized representative of Seller for, from, and against any and all Damages, resulting from or arising out of:

(a)	Buyer’s breach of any representation, warranty, covenant, or other obligation of Buyer in this Agreement or any other agreement or document relating to the Transaction;

(b)	any Assumed Liability; or

(c)
Buyer’s operation of the Business Division and ownership and use of the Assets after the Closing Date (except to the extent that the Damages under this Section 14.4(c) result from or arise out of or relate to (i) any Retained

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Liability, (ii) any matter that was misrepresented by Seller herein or (iii) Seller’s breach of its obligations set forth in the Transitional Co-Packaging Services Agreement).

14.5
Direct Claims. If an Indemnified Person notifies an Indemnifying Party of a direct claim by the Indemnified Person for which the Indemnifying Party has liability under this Section 14, the Indemnifying Party will pay the claim – or cause the claim to be paid – within 10 days after the delivery of the Indemnified Person’s notice.

14.6	Third-Party Claims.

(a)
If an Indemnified Person receives a written claim by a third party that is subject to the indemnification provisions in this Section 14, the Indemnified Person will promptly notify the Indemnifying Party of the claim. The notice will include a copy of all correspondence relating to the claim that the Indemnified Person received from the third party. Failure to provide such prompt notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent it has been materially prejudiced thereby.

(b)
The Indemnifying Party may elect to control the defense of the third-party claim by notifying the Indemnified Person within 10 days after the delivery of the Indemnified Person’s notice; provided that such election shall be valid only if concurrent with such election the Indemnifying Party notifies the Indemnified Person that the Indemnifying Party will indemnify the Indemnified Person from and against the entirety of any losses resulting from or arising out of the claim.

(c)
The Indemnified Person may object to the Indemnifying Party’s election to control the defense of the third-party claim by notifying the Indemnifying Party within 10 days after the delivery of the Indemnifying Party’s notice, but only if:

(1)	the Indemnified Person determines in good faith that the Indemnifying Party does not have the financial ability to diligently defend the claim;

(2)
the claim is also made against the Indemnifying Party and the Indemnified Person reasonably determines that joint representation of the Indemnifying Party and the Indemnified Person would be inappropriate;

(3)	the Indemnified Person determines in good faith that the claim may result in non-monetary damages that may materially and adversely affect the Indemnified Person; or

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(4)
the Indemnified Person determines in good faith that an adverse judgment with respect to the claim may likely establish a precedential custom or practice that would materially and adversely affect the Indemnified Person.

(d)	If the Indemnifying Party elects to control the defense of the third-party claim and the Indemnified Person does not object to the election:

(1)	the Indemnifying Party will control the defense of the claim and diligently defend the claim;

(2)	the Indemnified Person may participate in the defense of the claim, at the Indemnified Person’s own cost and expense; and

(3)	the Indemnifying Party may settle the claim:

(A)	with the consent of the Indemnified Person, which the Indemnified Person may not withhold unreasonably; or

(B)	without the consent of the Indemnified Person, but only if:

(i)	the settlement does not contain any finding of any violation by the Indemnified Person of any applicable law or any right of any person;

(ii)	the settlement expressly states that the Indemnified Person is not admitting to any such violation and releases the Indemnified Person from all liability in connection with the claim; and

(iii)	the only relief provided in the settlement is for monetary damages that are – subject to the provisions of this Section 14 – paid in full by the Indemnifying Party.

(e)
If the Indemnifying Party does not elect to control the defense of the third-party claim, or if the Indemnifying Party elects to control the defense of the claim and (i) the Indemnified Person objects to the election under Section 14.6(c) or (ii) the Indemnifying Party fails to diligently defend the claim,

(1)	the Indemnified Person will control the defense of the claim and diligently defend the claim;

(2)	the Indemnifying Party may participate in the defense of the claim, at the Indemnifying Party’s own cost and expense; and

(3)	the Indemnified Person may settle the claim:

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(A)	with the consent of the Indemnifying Party, which the Indemnifying Party may not withhold unreasonably; or

(B)	without the consent of the Indemnifying Party, but only if:

(i)	the settlement does not contain any finding of any violation by the Indemnifying Party of any applicable law or any right of any person;

(ii)	the settlement expressly states that the Indemnifying Party is not admitting to any such violation; and

(iii)	the only relief provided in the settlement is for monetary damages.

(f)	In any third-party claim that is subject to the indemnification provisions in this Section 14, the Indemnifying Party and the Indemnified Person will:

(1)	keep each other fully informed of the status of the claim;

(2)	cooperate with each other with respect to the defense of the claim; and

(3)	attempt to preserve in full any attorney-client and work-product privileges and the confidentiality of any confidential information.

14.7
Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the purchase price for tax purposes, unless otherwise required by law.

14.8
Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Person’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Person (including by any of its representatives) or by reason of the fact that the Indemnified Person or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Person’s waiver of any condition set forth in Section 8 or 9, as the case may be.

SECTION 15    LIMITATION OF LIABILITY
Neither party will be liable to the other party under any cause of action, whether in contract, tort, or otherwise, for any punitive damages, even if the party has been advised of the possibility of such damages, except to the extent such punitive damages are part of a third party claim as to which indemnification is being sought. In addition, neither party will be liable to the other party under any cause of action, whether in contract,

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tort, or otherwise, for any speculative damages, except to the extent such damages are part of a third party claim as to which indemnification is being sought.
SECTION 16    TERMINATION

16.1	Termination. This Agreement will terminate upon the earliest to occur of the following:

(a)	upon the written agreement of Buyer and Seller before the Closing;

(b)	upon notice by Buyer to Seller before the Closing, if:

(1)
the satisfaction of any condition set forth in Section 8 on or before the Drop-Dead Date becomes impossible or commercially impracticable, unless the satisfaction of the condition became impossible or commercially impracticable because Buyer materially breached this Agreement; or

(2)	the Closing has not occurred on or before the Drop-Dead Date, unless the Closing has not occurred because Buyer materially breached this Agreement;

(c)	upon notice by Seller to Buyer before the Closing, if:

(3)
the satisfaction of any condition set forth in Section 9 on or before the Drop-Dead Date becomes impossible or commercially impracticable, unless the satisfaction of the condition became impossible or commercially impracticable because Seller materially breached this Agreement; or

(4)	the Closing has not occurred on or before the Drop-Dead Date, unless the Closing has not occurred because Seller materially breached this Agreement;

(d)	upon notice by Buyer to Seller before the Closing, if Seller materially breaches this Agreement and fails to cure the breach within 20 days after Buyer notifies Seller of the breach; and

(e)	upon notice by Seller to Buyer before the Closing, if Buyer materially breaches this Agreement and fails to cure the breach within 20 days after Seller notifies Buyer of the breach.

16.2	Effect of Termination. If this Agreement is terminated under Section 16.1:

(a)	the Surviving Provisions will survive the termination of this Agreement; and

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(b)
all obligations of the parties under this Agreement will terminate, except that the obligations of the parties under the Surviving Provisions or for any intentional breach will survive the termination of this Agreement.

16.3
Sole and Exclusive Remedy. If this Agreement is terminated under Section 16.1(a), Section 16.1(b), or Section 16.1(c), neither party will be liable to the other party for a breach of this Agreement or otherwise, except that the parties will be liable for breaches of the Surviving Provisions and for any intentional breaches, regardless of whether such breaches occur before or after the termination of this Agreement.

SECTION 17    EQUITABLE RELIEF
The parties acknowledge that the remedies available at law for any breach of this Agreement will, by their nature, be inadequate. Accordingly, each party may seek injunctive relief or other equitable relief to restrain a breach or threatened breach of this Agreement or to specifically enforce this Agreement, without proving that any monetary damages have been sustained.
SECTION 18    ANNOUNCEMENTS
Seller and Buyer will consult and cooperate with each other concerning the timing and manner of the announcements of the Closing of the Transaction to Seller’s employees, customers, suppliers, and other business relations. Any public announcements with respect to the Closing of the Transaction will be made, if at all, at such time and in such manner as Buyer determines. If the Closing does not occur, neither party may make any announcements with respect to the Transaction or this Agreement except as otherwise permitted pursuant to Appendix C.
SECTION 19    EXPENSES
Except as otherwise provided in this Agreement, each party will bear the party’s own fees, costs, and expenses incurred in connection with the Transaction, including but not limited to the preparation, negotiation, signing, and performance of this Agreement and the other agreements and documents relating to the Transaction.
SECTION 20    GENERAL

20.1	Time of Essence. Time is of the essence with respect to all dates and time periods in this Agreement.

20.2
No Assignment. Neither party may assign or delegate any of the party’s rights or obligations under this Agreement to any person without the prior written consent of the other party, which the other party may not withhold unreasonably; provided, however, that Buyer shall be entitled to assign this Agreement or all or any part of its rights or obligations hereunder (i) to any one or more affiliates of Buyer, (ii) in connection with the sale of all or any substantial portion of the assets of Buyer or

26

one or more affiliates of Buyer or (iii) for collateral security purposes to any lender providing financing to Buyer; provided, further, that no such assignment shall relieve Buyer of its obligations hereunder.

20.3	Binding Effect. This Agreement will be binding on the parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to their benefit.

20.4	Amendment. This Agreement may be amended only by a written agreement signed by each party.

20.5	Notices. All notices or other communications required or permitted by this Agreement:

(a)	must be in writing;

(b)	must be delivered to the parties at the addresses set forth below, or any other address that a party may designate by notice to the other parties; and

(c)	are considered delivered:

(1)	upon actual receipt if delivered personally or by a nationally recognized overnight delivery service; or

(2)	at the end of the third business day after the date of deposit in the United States mail, postage pre-paid, certified, return receipt requested.

To Buyer:	To Seller:

Harris Spice Company Inc.	Farmer Bros. Co.
Attn: Anil Shah	Attn: Thomas Mattei, Jr.
3110 E. Miraloma Ave.	20333 S. Normandie Avenue
Anaheim, CA 92806	Torrance, CA 90502

With a copy to:	With a copy to:

Sheppard, Mullin, Richter & Hampton LLP	Schwabe, Williamson & Wyatt, P.C.
Attention: Jeffrey A. Kaye	Attn: Thomas Tongue
333 South Hope St., 43rd Floor	1211 S.W. Fifth Ave., Suite 1900
Los Angeles, CA 90071	Portland, OR 97204

20.6	Waiver. No waiver will be binding on a party unless it is in writing and signed by the party making the waiver. A party’s waiver of a breach of a provision of this

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Agreement will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

20.7
Severability. If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Agreement will not be impaired.

20.8	Further Assurances. The parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

20.9	No Third-Party Beneficiaries. Except for the parties indemnified pursuant to Section 14, the parties do not intend to confer any right or remedy on any third party.

20.10	Attachments. Any exhibits, schedules, and other attachments referenced in this Agreement are part of this Agreement.

20.11
Remedies. Subject to the terms and conditions of this Agreement, the parties will have all remedies available to them at law or in equity. All available remedies are cumulative and may be exercised singularly or concurrently.

20.12
Governing Law. This Agreement is governed by the laws of the State of California, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement.

20.13	Arbitration.

(a)	Except as otherwise provided in Section 20.13(g), any controversy or claim arising out of this Agreement will be settled by arbitration in Los Angeles, California.

(b)	If the amount of the controversy or claim is $1,000,000.00 or less, and if neither party is seeking injunctive or other equitable relief:

(1)	the controversy or claim will be settled before a single arbitrator;

(2)	if the parties agree on an arbitrator, the arbitration will be held before the arbitrator selected by the parties; and

(3)	if the parties do not agree on an arbitrator, each party will designate an arbitrator and the arbitration will be held before a third arbitrator selected by the designated arbitrators.

(c)	If the amount of the controversy or claim exceeds $1,000,000.00, or if a party is seeking injunctive or other equitable relief:

(1)	the controversy or claim will be settled before three arbitrators;

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(2)	if the parties agree on the arbitrators, the arbitration will be held before the arbitrators selected by the parties; and

(3)	if the parties do not agree on the arbitrators:

(A)	each party will designate an arbitrator;

(B)	the designated arbitrators will select a third arbitrator; and

(C)	the arbitration will be held before the three arbitrators.

(d)	Each arbitrator will be an attorney knowledgeable in the area of business law.

(e)	The arbitration will be conducted in accordance with the then-current rules of JAMS.

(f)	The resolution of any controversy or claim as determined by a majority of the arbitrators will be binding on the parties.

(g)
A party may seek from a court an order to compel arbitration, or any other interim relief or provisional remedies pending the arbitrators’ resolution of any controversy or claim. Any such action or proceeding – or any action or proceeding to confirm, vacate, modify, or correct the award of the arbitrators – will be litigated in courts located in Los Angeles County, California.

(h)	For the purposes set forth in Section 20.13(g), each party consents and submits to the jurisdiction of any local, state, or federal court located in Los Angeles County, California.

20.14
Attorney’s Fees. If any arbitration or litigation is instituted to interpret, enforce, or rescind this Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney’s fees and other fees, costs, and expenses of every kind incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

20.15
Entire Agreement. This Agreement contains the entire understanding of the parties regarding the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement.

20.16
Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Buyer.

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20.17
Signatures. This Agreement may be signed in counterparts. A fax or email with pdf attachment transmission of a signature page will be considered an original signature page. At the request of a party, the other party will confirm a fax or email with pdf attachment transmitted signature page by delivering an original signature page to the requesting party.

[signature page to follow]

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[Signature Page to Asset Purchase Agreement]
Dated effective: November 16, 2015

Buyer: Harris Spice Company Inc., a California corporation By: /s/ Anil Shah Anil Shah, Chief Executive Officer
Seller: Farmer Bros. Co., a Delaware corporation By: /s/ Michael H. Keown Michael H. Keown, President and CEO

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APPENDIX A

Definitions
“Approved Sales Orders” means all sales orders accepted by Seller from its customers in the ordinary course of the Business Division.
“Approved Purchase Orders” means all purchase orders accepted by Seller from its suppliers in the ordinary course of the Business Division if such purchase orders are either (a) disclosed to Buyer prior to the date of this Agreement, or (b) accepted by Seller after the date of this Agreement and before closing with the consent of Buyer; provided, however, that Buyer may not unreasonably withhold its consent for any such purchase order accepted in the ordinary course of the Business Division or that is accepted in order to fulfill Seller’s obligations under a sales order from one or more of the customers of Seller’s direct store delivery network.
“Assets” means the assets described in Section 2.1.
“Assumed Liabilities” meaning the liabilities described in Section 2.3.
“Business Division” means Seller’s existing business, conducted under the name Spice Products, of the manufacture, processing and distribution of raw, processed and blended spices and certain other dry goods culinary products set forth on Schedule A at wholesale (1) for inclusion in Seller’s private label products according to Seller’s own specifications for Seller’s further sale to customers of Seller’s direct store delivery network, and (2) for inclusion in products for third-party customers (including in some cases private label products of such customers) with specifications at such customer’s instructions, for direct sale to such third-party customers.
“Closing” means the closing of the Transaction.
“Closing Date” means the date on which the Closing takes place. Except as may otherwise be provided in the Agreement, all determinations required by the Agreement to be made “as of the Closing Date” shall mean as of the opening of business on the Closing Date.
“Code” means the Internal Revenue Code of 1986.
“Drop-Dead Date” means the date that is six weeks after the date of this Agreement.
“Employee Plan” means any “employee benefit plan” under Section 3(3) of ERISA and any other bonus, deferred compensation, incentive, profit sharing, stock option, stock appreciation rights, employee stock ownership, pension, retirement, severance, savings, salary continuation, supplemental unemployment, welfare, health, disability, life insurance, fringe benefit, vacation, sick leave, holiday, or benefit plan, policy, practice, or agreement:

(1)	to which Seller or any ERISA Affiliate has contributed during the 6-year period before the date of this Agreement;

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(2)	to which Seller or any ERISA Affiliate has been a party during the 6-year period before the date of this Agreement;

(3)	under which Seller or any ERISA Affiliate may have had any liability or obligation during the 6-year period before the date of this Agreement; or

(4)
that provided benefits or described policies applicable to any director, employee, or independent contractor of Seller or any ERISA Affiliate during the 6-year period before the date of this Agreement.

“Encumbrances” means liens, mortgages, pledges, security interests, and other encumbrances
“Environmental Law” means any law designed to minimize, prevent, punish, or remedy the consequences of actions that damage or threaten the environment or public health and safety.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any person that during the 6-year period before the date of this Agreement:

(1)	has been under “common control” with Seller under Section 4001(a)(14) of ERISA or Section 4001(b) of ERISA; or

(2)	has been treated as a single employer with Seller under Section 414 of the Code.
“Indemnified Person” means a person entitled to indemnity from an Indemnifying Party under Section 14.
“Indemnifying Party” means a party obligated to indemnify an Indemnified Person under Section 14.
“Knowledge” means:

(1)
with respect to Seller, the actual knowledge of Mike Keown, Mark Nelson and Scott Bixby, and any knowledge that any of them would have obtained if each of them had conducted a reasonably comprehensive investigation of the relevant matter; and

(2)
with respect to Buyer, the actual knowledge of Anil Shah, and any knowledge that any of them would have obtained if each of them had conducted a reasonably comprehensive investigation of the relevant matter.

“Permitted Encumbrance” means:

(1)	any lien, mortgage, pledge, security interest, or other encumbrance arising by operation of law for taxes, assessments, or government charges not yet due;

(2)	any statutory lien or encumbrance for services or materials arising in the ordinary course of Seller’s business for which payment is not yet due; and

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(3)	any nonconsensual lien or encumbrance incurred or deposits made in the ordinary course of Seller’s business for workers’ compensation and unemployment insurance and other types of social security.
“Retained Assets” means the assets described in Section 2.2.
“Retained Liabilities” means the liabilities described in Section 2.4.
“Supply Agreement” means the Supply Agreement between Buyer and Seller in the form attached as Exhibit B, which will be executed at the Closing.
“Surviving Provisions” means Section 1, Section 13, Section 15, Section 16, Section 17, Section 18, Section 19, and Section 20.
“Transaction” means the purchase and sale of the Assets and the assignment and assumption of the Assumed Liabilities provided for in this Agreement.
“Transitional Co-Packaging Supply Agreement” means the Transitional Co-Packaging Supply Agreement between Buyer and Seller in the form attached as Exhibit C, which will be executed at the Closing.

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APPENDIX B

Noncompetition Provisions
SECTION 1    DEFINITIONS
For purposes of these Noncompetition Provisions, the following terms have the following meanings:
“Restricted Period” means the period beginning on the date of this Agreement and ending:

(a)	six years after the Closing Date, if the Closing occurs; or

(b)	on the date this Agreement is terminated, if the Closing does not occur.
“Restrictions” means the restrictions set forth in Section 2, Section 3, and Section 4 of these Noncompetition Provisions.
SECTION 2    NONCOMPETITION
During the Restricted Period, Seller will not – except in the ordinary course of Seller’s business before the Closing – directly or indirectly engage in the manufacture, processing, distribution and/or sale of spices anywhere in the United States, provided that Seller may (a) own up to 1% of any class of securities of any issuer if the securities are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, (b) engage in the business contemplated to be engaged in by it under the Supply Agreement and the Transitional Co-Packaging Supply Agreement, and (c) continue to sell products through its direct store delivery network. As used in this Section 3, to “engage in” shall include to own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or otherwise engage in.
SECTION 3    NONSOLICITATION

3.1	Employees. During the Restricted Period, Seller will not:

(a)	solicit any employee of Buyer to become an employee or independent contractor of Seller or any other person; or

(b)	suggest to an employee of Buyer that the employee should reduce or terminate the employee’s relationship with Buyer.

3.2
Business Relations. During the Restricted Period, Seller will not suggest to any supplier, service provider, customer, or other business relation of Buyer that such party should reduce or terminate its business or relationship with Buyer.

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SECTION 4    NO HIRE
During the Restricted Period, Seller will not – for Seller or on behalf of any person – hire as an employee or engage as an independent contractor any person who was an employee of Buyer at any time during the Restricted Period.
SECTION 5    RESTRICTIONS

5.1	Reasonableness. Seller acknowledges and agrees that each Restriction is reasonable in scope and that the Restrictions afford a fair protection to the interests of Buyer.

5.2
Enforceability. The parties intend that each Restriction be enforceable to the fullest extent permitted by law. If a Restriction is determined to be unenforceable to any extent, the Restriction will automatically be amended to the extent necessary to make it enforceable.

5.3	Breach. If Seller breaches a Restriction, the Restricted Period for all Restrictions will be extended by the duration of the breach.

5.4
Relief. Seller acknowledges that each Restriction is an essential element of the Agreement and that any breach of a Restriction will result in irreparable injury to Buyer. Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.

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APPENDIX C

Nondisclosure Provisions
SECTION 1    DEFINITIONS
For purposes of these Nondisclosure Provisions, the following terms have the following meanings:
“Buyer’s Restricted Period” means the period beginning on the date of this Agreement and ending:

(a)	on the Closing Date, if the Closing occurs; or

(b)	one year after the date this Agreement is terminated, if the Closing does not occur.
“Confidential Information” means all information related to:

(a)
Seller or its business, including but not limited to business models, customer and supplier lists, marketing plans, financial and technical information, trade secrets, recipes, know-how, ideas, designs, drawings, specifications, techniques, programs, systems, processes, and computer software; or

(b)	the Transaction, including but not limited to the terms and conditions of this Agreement and the other agreements and documents relating to the Transaction.
“Representatives” means directors, officers, managers, employees, subcontractors, agents, consultants, advisors, and authorized representatives.
“Seller’s Restricted Period” means the period beginning on the date of this Agreement and ending:

(a)	six years after the Closing Date, if the Closing occurs; or

(b)	on the date this Agreement is terminated, if the Closing does not occur.
SECTION 2    OBLIGATIONS OF SELLER

2.1	Use Restrictions and Nondisclosure Obligations. During Seller’s Restricted Period:

(a)	Seller will not use Confidential Information for any purpose without Buyer’s specific prior written authorization, except Seller may use Confidential Information:

(1)	to operate Seller’s business in the ordinary course of Seller’s business before the Closing; and

(2)	to consider and complete the Transaction;

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(b)	Seller will not disclose Confidential Information to any person without Buyer’s specific prior written authorization, except Seller may disclose Confidential Information:

(c)	on a need-to-know basis, to Representatives of Seller who are informed by Seller of the confidential nature of the Confidential Information and the obligations of Seller under this Agreement; or

(d)	in accordance with a judicial or other governmental order, but only if Seller promptly notifies Buyer of the order and complies with any applicable protective or similar order; and

(e)	Seller will use commercially reasonable efforts to cause Seller’s Representatives to comply with the provisions of this Section 2.

2.2	Notification and Assistance Obligations. During Seller’s Restricted Period, Seller will:

(a)	promptly notify Buyer of any unauthorized use or disclosure of Confidential Information, or any other breach of these Nondisclosure Provisions; and

(b)
assist Buyer in every reasonable way to retrieve any Confidential Information that was used or disclosed by Seller or a Representative of Seller without Buyer’s specific prior written authorization and to mitigate the harm caused by the unauthorized use or disclosure.

2.3
Exceptions. Seller will not breach Section 2.1 or Section 2.2 of these Nondisclosure Provisions by using or disclosing Confidential Information if Seller demonstrates that the information used or disclosed:

(a)	is generally available to the public other than as a result of a disclosure by Seller or a Representative of Seller;

(b)
was received by Seller after the Closing Date from another person (other than Buyer) without any limitations on use or disclosure, but only if Seller had no reason to believe that the other person was prohibited from using or disclosing the information by a contractual or fiduciary obligation; or

(c)	was independently developed by Seller after the Closing Date without using Confidential Information.
SECTION 3    OBLIGATIONS OF BUYER

3.1	Use Restrictions and Nondisclosure Obligations. During Buyer’s Restricted Period:

(a)
Buyer will not use Confidential Information for any purpose without Seller’s specific prior written authorization, except Buyer may use Confidential Information to consider and complete the Transaction;

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(b)	Buyer will not disclose Confidential Information to any person without Seller’s specific prior written authorization, except Buyer may disclose Confidential Information:

(1)	on a need-to-know basis, to Representatives of Buyer who are informed by Buyer of the confidential nature of the Confidential Information and the obligations of Buyer under this Agreement; or

(2)	in accordance with a judicial or other governmental order, but only if Buyer promptly notifies Seller of the order and complies with any applicable protective or similar order; and

(c)	Buyer will use commercially reasonable efforts to cause Buyer’s Representatives to comply with the provisions of this Section 3.

3.2	Notification and Assistance Obligations. During Buyer’s Restricted Period, Buyer will:

(a)	promptly notify Seller of any unauthorized use or disclosure of Confidential Information by Buyer or its Representatives, or any other breach of these Nondisclosure Provisions; and

(b)
assist Seller in every reasonable way to retrieve any Confidential Information that was used or disclosed by Buyer without Seller’s specific prior written authorization and to mitigate the harm caused by the unauthorized use or disclosure.

3.3
Exceptions. Buyer will not breach Section 3.1 or Section 3.2 of these Nondisclosure Provisions by using or disclosing Confidential Information if Buyer demonstrates that the information used or disclosed:

(a)	is generally available to the public other than as a result of a disclosure by Buyer;

(b)
was received by Buyer from another person without any limitations on use or disclosure, but only if Buyer had no reason to believe that the other person was prohibited from using or disclosing the information by a contractual or fiduciary obligation; or

(c)	was independently developed by Buyer without using Confidential Information.

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